Exhibit 10.4

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of this 4th day of January, 2016, by and between NewLink Genetics Corporation (the “Company”), and Nicholas N. Vahanian (“Executive”) (collectively, the “Parties”, each a “Party”).
Whereas, the Company wishes to employ and/or continue to employ Executive and to assure itself of Executive’s services on the terms set forth herein;
Whereas, Executive wishes to be employed by the Company on the terms set forth herein; and
Whereas, the Parties intend for this Agreement to set forth all of the terms and conditions of Executive’s employment with the Company, and to supersede and replace all prior agreements, arrangements, representations or understandings between the Parties regarding Executive’s employment with the Company.
AGREEMENT
Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1.    Employment. The Company will employ Executive and Executive shall serve the Company in the capacity of President and Chief Medical Officer (“CMO”).

2.    Duties. Executive shall render exclusive, full-time services to the Company and shall also serve as a director on the Company’s Board of Directors (the “Board”) pursuant to the Company’s Bylaws. Executive shall report to the Board in Executive’s role. Executive shall perform services under this Agreement primarily at the Company’s office in Ames, Iowa and/or Austin, Texas, and from time to time at such other locations as may be necessary or as otherwise reasonably requested by the Company. Subject to the terms of this Agreement, Executive’s responsibilities, working conditions and duties may be changed, expanded or eliminated at the sole discretion of the Board. Executive shall devote Executive’s best efforts and full business time, skill and attention to performance of Executive’s duties on behalf of the Company; provided, however, that Executive may engage in civic and not-for-profit activities (e.g. charitable and industry association activities) as long as such activities do not materially interfere with Executive’s obligations hereunder. During Executive’s employment with the Company, Executive agrees not to engage in any business or for-profit activities outside the Company, including serving on any advisory boards or boards of directors of for-profit entities, except with the prior written approval of the Board, which approval may be rescinded at any time in the Board’s sole discretion, provided that in the event of such rescission Executive shall be permitted reasonable time for orderly withdrawal from any board with respect to which such consent has been rescinded. By signing this Agreement, Executive represents that, to the best of Executive’s knowledge, Executive is not subject to any other contract or duty that would interfere in any way with Executive’s employment with the Company or performance of employment duties hereunder.

3.    Policies and Procedures. Executive shall be subject to and will comply with the policies and procedures of the Company, as they may be modified, expanded or eliminated from time to time at the Company’s sole discretion, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement (in which case, this Agreement shall control).

4.    Base Salary. For services rendered hereunder, Executive shall receive a base salary at the rate of $574,300 per year (“Base Salary”), paid periodically in accordance with ordinary Company payroll practices, subject to applicable payroll withholdings and deductions. Executive’s Base Salary shall also be subject to annual reviews and periodic adjustment; provided that Executive’s Base Salary may not be decreased without Executive’s express written consent except in connection with an across-the-board reduction proportionally affecting all senior executives of the Company.

Exhibit 10.4

5.    Bonus. Executive will be eligible to receive an annual performance bonus (“Bonus”), with a target level at 50% of Executive’s Base Salary (the “Bonus Target”), with the annual amount of such Bonus to be determined in the sole discretion of the Company’s Board of Directors (the “Board”) or by its Compensation Committee (under authority delegated by the Board), based upon a review of both Executive's individual performance and the Company’s performance (both of which may include, but are not limited to, achievement of certain milestones or performance objectives, if any, established by the Board or the Compensation Committee (the “Bonus Plan”)). The Board or the Compensation Committee, in their sole discretion, shall determine the extent to which Executive has achieved any performance targets or other terms and conditions applicable to the Bonus; the amount of the Bonus (if any); and whether and to what extent a Bonus may be paid with respect to any year during which Executive's employment terminates, subject to the terms and conditions of this Agreement.  Bonuses are not earned until they are approved in writing by the Board or Compensation Committee. Any Bonuses earned shall be paid subject to applicable employment taxes, withholding and deductions. Except as otherwise expressly provided in this Agreement or in the Bonus Plan, Executive must remain continuously employed with the Company through the date a Bonus is approved in order to be eligible to receive such Bonus.

6.    Stock Options. In consideration for entering into this Agreement, in January of 2016, Executive shall be granted 84,275 options to purchase shares of Company common stock and 29,456 Restricted Stock Units (collectively the “Equity Awards”). subject to the vesting schedule and all other terms, conditions and limitations applicable to such options and Restricted Stock Units as set forth in the Company’s 2009 Equity Incentive Plan as it may be amended from time to time (the “Equity Plan”) and in Stock Award Agreements (as defined in the Equity Plan) approved by the Board and entered into by Executive. Executive may receive additional equity grants from time to time, in the sole discretion of the Board or a designated committee thereof.

7.    Other Benefits. While employed by the Company pursuant to this Agreement, Executive shall be entitled to the following benefits:

(a)Executive Benefits. The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on the same terms and conditions in effect from time to time, including, without limitation, participation in pension and profit sharing plans, the Company’s 401(k) plan, group insurance policies and plans (including medical, health, vision, and disability insurance policies and plans, and the like) which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter, discontinue and/or amend its benefit plans and programs from time to time in its sole discretion.

(b)Expense Reimbursement. The Executive shall receive, upon presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures in effect from time to time.

(c)Vacation. Executive will accrue thirty-five (35) days of paid vacation each full year, accrued in equal monthly increments, subject to Executive’s continuing service. Unused vacation will carry over from year to year; provided, however, that Executive shall not be entitled to carry over more than the total number of days of Executive’s accrued vacation as of December 31, 2015. Once that maximum vacation balance has been reached, Executive will cease to accrue any additional vacation time until Executive uses some vacation time and brings Executive’s vacation balance below the applicable cap. Executive’s vacation rights shall otherwise be governed by the Company’s vacation policy and applicable law, as in effect from time to time.

8.    Confidential Information, Rights and Duties.

(a)Proprietary Information. Executive agrees to execute and abide by the Company’s Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.

Exhibit 10.4

(b)Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

9.    Termination of Employment.

(a)At-Will Status. The Company and Executive understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of Executive’s employment relationship, and it may be terminated by either Executive or the Company at any time, with or without Cause or Good Reason (as defined herein), and with or without advance notice. Executive’s at-will status cannot be altered except in an express written agreement signed by Executive and the Company with the specific approval of the Company’s Board.

(b)Termination Due to Death or Disability. Subject to applicable state or federal law, Executive’s employment with the Company will automatically terminate upon Executive’s death or Disability. For purposes of this Agreement, “Disability” means a physical or mental condition or disability which prevents Executive from performing Executive’s job responsibilities for more than six (6) months in any twelve (12) month period, or for more than four (4) consecutive months.

(c)Resignation by Executive. Executive may resign from the Company with or without Good Reason. The Company requests that Executive provide at least three (3) weeks’ advance written notice of a termination without Good Reason to allow for an orderly transition. The Company may accelerate the date Executive’s resignation is to become effective, in its sole discretion. In the event the company accelerates the resignation effective date, the Executive will be paid Base Salary severance through the originally tendered resignation date, provided that in no such event will Executive be entitled to receive more than three (3) months of Base Salary severance beyond the accelerated resignation date.

(d) Definition of Cause. For purposes of this Agreement, “Cause” for the Company to terminate Executive shall mean: (i) Executive’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of Executive by the Company (other than by reason of Disability), which failure continues for fifteen (15) days after Executive receives specific written notice to cure; (ii) Executive’s conviction or plea of guilty or nolo contendere to any felony or to any other crime involving dishonesty or moral turpitude; (iii) any act or omission which constitutes a material breach of this Agreement, the Proprietary Information Agreement, the Company’s policies, or Executive’s fiduciary duty to the Company; (iv) any act or omission in connection with Executive’s employment with the Company, which involves material personal dishonesty by Executive or demonstrates a willful or continuing disregard for the best interests of the Company; or (v) Executive’s engaging in dishonorable or disruptive behavior, practices or acts which cause, or could be reasonably expected to cause, material harm or bring disrepute to the Company.

(e)Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) a reduction in Executive’s Base Salary or benefits that materially diminishes the aggregate value of Executive’s compensation and benefits, unless a reduction is made in connection with an across-the-board reduction of all executives’ base salaries and/or employee benefits by a percentage less than 20% and at least equal to the percentage by which Executive’s Base Salary or employee benefits are reduced; (ii) in the event of such an across-the-board reduction and a subsequent across-the-board restoration of all or any portion of the reduced Base Salary or benefits, then a failure to restore Executive’s Base Salary or benefits in at least a proportional manner; (iii) any reduction of Bonus Target level; (iv) a material reduction in Executive’s duties, authority or responsibilities taken as a whole; or (v) a relocation of Executive’s principal place of employment that would result in an increase in Executive’s one-way commute by more than 30 miles. Notwithstanding the foregoing, “Good Reason” for Executive to resign shall not exist unless: (x) Executive provides the Company with specific written notice of the existence of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence; (y) the Company fails to remedy such condition within thirty (30) days after its receipt of such written notice; and (z) Executive resigns within sixty (60) days after the cure period has lapsed.

Exhibit 10.4

(f) Final Pay upon Termination for Any Reason. Except as otherwise provided by this Agreement and/or required by law, upon termination of Executive’s employment for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall pay all amounts due and payable for Executive’s services through Executive’s last day of employment (the “Separation Date”), including all accrued unpaid Base Salary and Bonus compensation earned through Separation Date, any benefits accrued prior to the Separation Date, all accrued but unused vacation as of the Separation Date, and any reimbursable business expenses incurred but not reimbursed as of the Separation Date.

(g)Severance Benefits upon a Covered Termination (No Change in Control).

(i)Severance Benefits. If Executive’s employment is terminated by the Company without Cause or as a result of Executive’s resignation for Good Reason or Executive’s death or Disability (each a “Covered Termination”), Executive (or Executive’s estate, as applicable) shall be eligible to receive the following severance benefits: (1) payment of an amount equal to eighteen (18) months of Executive’s Base Salary in effect immediately prior to the Separation Date, less applicable payroll tax withholdings and deductions (the “Severance”); (2) payment of a final bonus equal to the amount of the most recently paid Bonus, prorated based on the number of days Executive was employed during the year in which the Separation Date occurred, less applicable employment tax withholdings and deductions (the “Final Bonus,” collectively with the Severance, the “Cash Severance”); and (3) twelve (12) months of accelerated vesting of Executive’s Equity Awards (so that Executive becomes vested in the portion of the Equity Awards that would have become vested if Executive remained employed for 365 days after the Separation Date). Except for the foregoing accelerated vesting benefit, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and the terms of the governing health insurance policies, the Company will reimburse the monthly COBRA health insurance premiums (the “COBRA Payments”) Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for eighteen (18) months after the Separation Date or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or ceases to be eligible for COBRA coverage (the “COBRA Payment Period”). Executive must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the COBRA Payment Period, the Company shall pay Executive directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount the Company would have otherwise paid to Executive (assuming a 35% tax rate). Executive agrees to promptly notify the Company in writing if Executive becomes eligible for group health insurance coverage through a new employer before the end of the specified reimbursement period. For sake of reference, all severance benefits provided in entire subsection 10(g)(i) shall be referred to collectively as the “Severance Benefits.”

(ii)Preconditions. As a precondition to receiving any Severance Benefits, Executive must (1) remain in compliance with all continuing obligations Executive owes to the Company, including those set forth under Executive’s Proprietary Information Agreement, and (2) within twenty-one (21) days after the Separation Date, Executive must sign and return to the Company, a separation agreement and release of claims in substantially the form attached hereto as Exhibit B (the “Release”) and allow the Release to become fully-effective and non-revocable by its terms. The Severance will be paid in the form of continuing installments on the ordinary payroll schedule, and the Final Bonus will be paid in a lump sum following the Separation Date within ten (10) business days of the effective date of such Release.

10.    Change In Control Benefits.

(a)Change in Control Termination. If Executive’s employment with the Company is terminated by the Company without Cause (but not due to Executive’s death or Disability) or Executive resigns for Good Reason, and such termination or resignation occurs within one (1) month before, or within thirteen (13) months after a Change in Control (defined below) (each a “CIC Termination”), Executive shall be eligible to receive the following enhanced

Exhibit 10.4

severance package (in lieu of the Severance Benefits described above): (i) payment of twenty-one (21) months of Executive’s Base Salary as in effect immediately prior to the Separation Date, less applicable withholdings and deductions; (ii) payment of a bonus in the amount equal to the most recently paid Bonus as described in Section 5 above multiplied by (1.75), less applicable withholdings and deductions (the payments under clauses (i) and (ii) referred to as the “CIC Cash Severance”); and (iii) accelerated vesting of Executive’s Equity Awards so that Executive becomes one hundred percent (100%) vested in all such Equity Awards. Except for the noted accelerated vesting benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to COBRA, and the terms of the governing health insurance policies, the Company will reimburse all monthly COBRA health insurance premiums the Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for twenty-one (21) months after the Separation Date or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA coverage. The CIC severance benefits shall be paid subject to the same preconditions and on the same terms and conditions applicable to the Severance Benefits; provided, however, that the CIC Cash Severance shall be paid in the form of a lump sum within ten (10) business days of the Effective Date of the Release required under Section 9(g)(ii) (Preconditions).

(b)Definition of Change in Control. For purposes of this Agreement, “Change in Control” has the definition set forth in the Equity Plan.

11.    Code Section 409A Compliance. Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon Executive’s Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and Executive is, on Executive’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon Executive’s Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments upon Executive’s Separation From Service that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.
None of the severance benefits under this Agreement will commence or otherwise be delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a

Exhibit 10.4

“specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and no interest will be due on any amounts so deferred.

12.    Better After Tax Provision. If any payment or benefit that Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

If Section 280G of the Code is not applicable by law to Executive, the Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.

The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

13.    Miscellaneous.

Exhibit 10.4

(a)Taxes. Executive shall be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement which are not withheld by the Company. Executive agrees to indemnify and hold harmless the Company from any and all claims or penalties asserted against the Company arising from Executive’s failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

(b)Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time to require performance of any provision hereof shall in no manner affect his, her or its right at a later time to enforce such provision. No waiver by a Party of a breach of this Agreement shall be deemed to be or construed as a waiver of any other breach of any term or condition contained in the Agreement.

(c)Successors and Assigns. This Agreement may be assigned by the Company to an affiliated entity or to any successor or assignee of the Company with or without Executive’s consent. This Agreement shall not be assignable by Executive.

(d)Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given on: the date personally or hand delivered; one (1) day after being sent by internationally-recognized overnight delivery courier; and three (3) days after being sent by certified mail, return receipt requested. Notices mailed to Executive shall be sent to Executive’s last home address as reflected in the Company’s personnel records. Executive promptly shall notify Company of any change in Executive’s address. Notices to be issued to the Company shall be directed to the Board c/o Tom Raffin and shall be mailed to the Company’s headquarters.

(e)Dispute Resolution. To aid in the rapid and economical resolution of any disputes that may arise in the course of Executive’s employment relationship, the Parties agree that any and all disputes, claims, or demands arising from or relating to the terms of this Agreement (including but not limited to the Proprietary Information Agreement incorporated by reference herein), Executive’s employment relationship with the Company, or the termination of that relationship (including statutory claims), shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Dallas, Texas conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) have authority to, in the arbitrator’s discretion, award recovery of attorneys’ fees and costs to the prevailing party. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in a court of applicable jurisdiction to prevent irreparable harm pending the conclusion of any arbitration; or from enforcing any arbitration award in a court of applicable jurisdiction.

(f)Entire Agreement. This Agreement, together with the Exhibits, sets forth the complete and exclusive agreement and understanding of the Parties with regard to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, promises, representations, or communications, written or oral, pertaining to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the invalid or unenforceable provision

Exhibit 10.4

shall be modified to render it valid and enforceable consistent with the intent of the parties insofar as possible under applicable law. For purposes of construing this Agreement, any ambiguities shall not be construed against any party as the drafter. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Iowa, without regard to conflict of laws principles.

In Witness Whereof, the Parties have each duly executed this Agreement as of the date written above to indicate their understanding and acceptance of all of the above-stated terms and conditions.
NewLink Genetics Corporation

By:	/s/ Charles Link, Jr.
Its:	CEO

Executive:	/s/ Nicholas Vahanian

Exhibit 10.4

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
This Employee Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (this “Agreement”) is made in consideration for my employment or continued employment by NewLink Genetics Corporation or any of its subsidiaries (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:
1.    Nondisclosure.

1.1    Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2    Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company; (b) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (c) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (d) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any third party, including but not limited to any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any third party, including but not limited to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that third party. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which

Exhibit 10.4

is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided, obtained, or developed by or for the Company.
2.    Assignment of Inventions.

2.1    Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.2    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party (ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
2.3    Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4    Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or demonstrably anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.
2.5    Obligation to Keep Company Informed. During the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others; and all patent applications filed by me or on my behalf. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
2.6    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

Exhibit 10.4

2.7    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment at the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8    Enforcement of Proprietary Rights.
(i)Obligation to Assist. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company’s request on such assistance.

(ii)Appointment of Attorney in Fact. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.    No Conflicts, Non-Solicitation, and Non-Interference. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company or the interests of the Company. For the period of my employment by the Company and continuing until one year after my last day of employment with the Company, I will not: (a) directly or indirectly induce any employee of the Company to terminate or reduce his or her relationship with the Company; (b) solicit the business of any Client or Customer of the Company (other than on behalf of the Company) for any competitive purpose; or (c) induce any supplier, vendor, consultant or independent contractor of the Company to terminate or reduce his, her or its relationship with the Company. I agree that for purposes of this Agreement, a “Client or Customer” is any person or entity with whom or which, at any time during the two year period prior to my last day of employment with the Company, (i) I had direct dealings; (ii) an individual whom I supervised had direct dealings; or (iii) about whom or which I obtained confidential information. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.    Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, I agree that during my employment with the Company, whether full-time or part-time, and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, entity, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

Exhibit 10.4

4.1    Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of the Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value, some of which will be imparted to me in the ordinary course of my employment with the Company. If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
4.2    As used herein, the terms:
(i)    “Restricted Business” shall mean a business that is engaged in or is preparing to engage in any of the areas that the Company is actively pursuing, including but not limited to research, development and/or commercialization of (1) one or more products for the treatment of cancer or infectious disease based upon the Company’s HyperAcute technology platform; (2) one or more products for the treatment of cancer based upon IDO, TDO or PTEN inhibitors; (3) vaccines against the Ebola virus or Lyme disease; or (4) any other area of research, development, or commercialization drug or biologic candidate potentially likely which is intended to address the same enzymatic target (such as, for example, IDO) as any drug or biologic candidate that (i) is the subject area of research, development, or commercialization in which the Company or any subsidiary is engaged pursuant to a program which is being materially funded by the Company, a strategic partner of the Company, and/or a grant to the Company and (ii) as to which I participated in or was familiar with the details of such the research, development or commercialization during their time of my employment with Company or regarding which I possess Confidential Information. For purposes of the preceding sentence, the determination of the scope of the Company’s business activities shall be made as of the date of termination of my employment.

(ii)    “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business or plans to do business.

5.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.    No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company, nor any other lawful obligation I have to any third party. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.    Return of Company Materials. When I leave the employ of the Company, or earlier if requested by the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, documents, materials, and tangible or intangible property of the Company together with all copies thereof, and any other material containing or embodying any Company Inventions, Third Party Information or Proprietary Information of the Company without retaining any reproductions or embodiments thereof in whole or in part and in any medium. By way of example, such items include but are not limited to: Company files, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, information regarding potential business development partners, research and development information, sales and marketing information, operational and personnel information, code, software, databases, computer-recorded information, and tangible property and equipment (including, but not limited to, computers, data storage devices, facsimile machines, mobile telephones, servers, credit cards, entry cards, identification badges and keys). In addition, if I have used any personal computer, server, or e-mail system to receive,

Exhibit 10.4

store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.    Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery or express delivery service (e.g., FedEx) to the appropriate address; upon delivery via facsimile; or if sent by certified or registered mail, three days after the date of mailing.

10.    Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.    General Provisions.

11.1    Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of Iowa as such laws are applied to agreements entered into and to be performed entirely within Iowa between Iowa residents. I hereby expressly understand and consent that my employment is a transaction of business in the State of Iowa and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Iowa, and the state courts located in the County of Story, Iowa, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Iowa. No such action may be brought in any forum outside the State of Iowa. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of Iowa, or the state courts located in the County of Story, Iowa.
11.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and such provision shall be deemed modified and enforceable, insofar as possible consistent with its original intent. By way of example, if, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
11.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. My obligations under this Agreement are not assignable to any party.
11.4    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

Exhibit 10.4

11.5    Employment. I agree and understand that my employment is at-will which means I or the Company each have the right to terminate my employment, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
11.6    Waiver. To be valid, any waiver by me or the Company of any breach of this Agreement or right hereunder shall be specifically stated in writing, and shall not be a waiver of any preceding or succeeding breach unless so specifically stated. No waiver of any right under this Agreement and applicable law shall be construed as a waiver of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.
11.7    Entire Agreement. The obligations pursuant to this Agreement shall apply to any time during which I was previously, or am in the future, employed or engaged as a consultant by the Company, if no other agreement governs the subject matter thereof. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications and representations with respect to such subject matter. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
ACKNOWLEDGEMENT FORM

I acknowledge that I have been given a copy of the Employee Proprietary Information and Inventions Agreement, that I have read it, and that I understand its terms and procedures. Furthermore, I agree to abide by it and understand that if NewLink determines my conduct warrants it, I may be subject to discipline for breaches hereof, up to and including the immediate termination of my employment.

Employee's Name (Please Print):	Nicholas Vahanian
Employee's Signature:	/s/ Nicholas Vahanian
Date:	January 4, 2016

Exhibit 10.4

Exhibit B
RELEASE
[To be signed on or within twenty-one (21) days after the Separation Date]
My employment with NewLink Genetics Corporation (the “Company”) ended in all capacities on ___________ (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by the Company for all hours worked; I have received all the leave and leave benefits and protections for which I was eligible, pursuant to the Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, the Company will provide me with certain severance benefits pursuant to the terms of the Employment Agreement between me and the Company dated _______, 2015 (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to the Company within twenty-one (21) days after the Separation Date, and allow this Release to become fully effective and non-revocable by its terms. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with the Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released claims include, but are not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and Iowa state law.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of the Agreement arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses prior to and through the Separation Date which are submitted to the Company for reimbursement within thirty (30) days after the Separation Date; (3) all rights I have in respect of the Equity Awards; (4) all claims for or rights to indemnification pursuant to the articles of incorporation and bylaws of the Company, any indemnification agreement to which I am a party, or under applicable law; and (5) all claims which cannot be waived as a matter of law. I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the parties released above that are not included in the Released Claims.

[IF EXECUTIVE IS 40 YEARS OF AGE OR OLDER] I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have been given twenty-one (21) days to consider this Release

Exhibit 10.4

(although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Company within the 7-day revocation period); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it, provided I do not earlier revoke it (“Effective Date”).
I further agree: (a) not to disparage the Company or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceedings against the Company, its affiliates, officers, directors, employees or agents; and (c) to reasonably cooperate with the Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or omissions that occurred during my employment with the Company. I hereby certify that I have returned, without retaining any reproductions (in whole or in part), all information, materials and other property of the Company, including but not limited to any such information, materials or property contained on any personally-owned electronic or other storage device (such as computer, cellular phone, PDA, tablet or the like).
This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Reviewed, Understood and Agreed:

By:                            Date: